FORM 4


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES in BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/_/ Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).

1.   Name and Address of Reporting Person*:

                                 NF Partners, LLC
       ------------------------ ---------------------- ----------------------
               (LAST)                  (FIRST)               (MIDDLE)

                                c/o Andrew H. Tisch
                                667 Madison Avenue
       ----------------------------------------------------------------------
                                     (STREET)

              New York                New York                 10021
       ------------------------ ---------------------- ----------------------
               (CITY)                  (STATE)                 (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99

                                                             Page 2 of 85 Pages


5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         4/28/99



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P

                                                             Page 3 of 85 Pages


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

               Amount             (A) or (D)            Price
               76,786                  A                (1)  (See explanation)


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         1,666,328



6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants
         Five-Year Warrants
         New Second Tranche Units (See explanation)
         New Second Closing Units (See explanation)

                                                             Page 4 of 85 Pages


         Second Supplemental Purchase Agreement Warrants
         Remaining Second Supplemental Purchase Agreement Units ("Remaining Second Supplemental Units") (See explanation)


2. Conversion or Exercise Price of Derivative Security:


Supplemental Purchase Agreement Warrants    -   $0.50 per share of Common Stock
Five-Year Warrants                          -   $1.00 per share of Common Stock
New Second Tranche Units                    -   $0.75 per unit (consisting of
                                                1 share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.75
                                                per share)
New Second Closing Units                    -   $0.75 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.75
                                                per share)
Second Supplemental Purchase                    $0.72 per share of Common Stock
Agreement Warrants
Remaining Second Supplemental Units             $0.72 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.72
                                                per share)


3.   Transaction Date:

     (Month/Day/Year)

Supplemental Purchase Agreement Warrants                    -
Five-Year Warrants                                          -
New Second Tranche Units                                    -
New Second Closing Units                                    -
Second Supplemental Purchase Agreement Warrants             -    4/28/99
Remaining Second Supplemental Units                         -    4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -

                                                             Page 5 0f 85 Pages

        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A)      (D)

        (A) or (D)

        Supplemental Purchase Agreement Warrants               -
        Five-Year Warrants                                     -
        New Second Tranche Units                               -
        New Second Closing Units                               -
   A -  Supplemental Purchase Agreement Warrants               -    191,964
   D -  Remaining Second Supplemental Units                    -     76,786


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

Supplemental Purchase Agreement
  Warrants                                -    Currently
Five-Year Warrants                        -    Currently
New Second Tranche Units                  -    No later than August 31, 2000
New Second Closing Units                  -    No later than September 15, 2000
Second Supplemental Purchase Agreement
  Warrants                                -    Currently
Remaining Second Supplemental Units       -    No later than September 22, 1999




                                 Expiration Date

Supplemental Purchase Agreement Warrants      -    Oct. 27, 2003/Nov. 22, 2003/
                                                   Dec. 21, 2003/Jan. 18, 2004
Five-Year Warrants                            -    June 14, 2003
New Second Tranche Units                      -    August 31, 1999
New Second Closing Units                      -    September 15, 1999

                                                             Page 6 of 85 Pages


Second Supplemental Purchase Agreement
   Warrants                                   -    March 29, 2004/April 27, 2004
Remaining Second Supplemental Units           -    September 22, 1999

7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

Supplemental Purchase Agreement Warrants      -    Common Stock
Five-Year Warrants                            -    Common Stock
New Second Tranche Units                      -    Common Stock and Warrants
New Second Closing Units                      -    Common Stock and Warrants
Second Supplemental Purchase Agreement
  Warrants                                    -    Common Stock
Remaining Second Supplemental Units           -    Common Stock and Warrants

                           Amount or Number of Shares

Supplemental Purchase Agreement Warrants   -  1,563,638 shares of Common Stock
Five-Year Warrants                         -  2,132,935 shares of Common Stock
New Second Tranche Units                   -  122,857 shares of Common Stock and
                                              Warrants exercisable for 307,143
                                              shares of Common Stock
New Second Closing Units                   -  409,524 shares of Common Stock and
                                              Warrants exercisable for 1,023,810
                                              shares of Common Stock
Second Supplemental Purchase Agreement        469,247 shares of Common Stock
   Warrants
Remaining Second Supplemental Units           494,842 shares of Common Stock and
                                              Warrants exercisable for 1,237,104
                                              shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement Warrants        -    (2) (See explanation)
Five-Year Warrants                              -    (2) (See explanation)
New Second Tranche Units                        -    (2) (See explanation)
New Second Closing Units                        -    (2) (See explanation)
Second Supplemental Purchase Agreement Warrants      (1) (See explanation)
Remaining Second Supplemental Units                  (3) (See explanation)


9. Number of Derivative Securities Beneficially Owned at End of Month:

                                                             Page 7 of 85 Pages
     (Instr. 4)

Supplemental Purchase Agreement Warrants         -          1,563,638
Five-Year Warrants                               -          2,132,935
New Second Tranche Units                         -            122,857
New Second Closing Units                         -            409,524
Second Supplemental Purchase Agreement Warrants               469,247
Remaining Second Supplemental Units                           494,842


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                     -    D
        Five-Year Warrants                                           -    D
        New Second Tranche Units                                     -    D
        New Second Closing Units                                     -    D
        Second Supplemental Purchase Agreement Warrants                   D
        Remaining Second Supplemental Units                               D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

                  NF Partners, LLC is a Delaware limited liability company ("NFP"), the members of which are Four Partners, a New York general partnership ("FP"), Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P") and Three Partners, a New York general partnership ("TP"). The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch." The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Andrew H. Tisch has been appointed the Manager of NFP. Thomas J. Tisch has been appointed the manager of FP and 4-14P. The sole partners of TP are Steven E. Tisch 1992 Trust, for which Steven E. Tisch is the managing trustee, Jonathan
         M. Tisch 1992 Trust , for which Jonathan M. Tisch is the managing trustee, and

                                                             Page 8 of 85 Pages

         Laurie Tisch Sussman 1992 Trust, for which Laurie Tisch Sussman is the managing trustee.

                  This Form 4 is being filed jointly by NFP, JMC Investments LLC, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg (collectively, the "Purchase Agreement Investors"). This Form 4 is also being filed by Andrew H. Tisch and John Capozzi (Andrew H. Tisch and Mr. Capozzi and the Purchase Agreement Investors are referred to herein collectively as the "Reporting Persons").

                  On June 16, 1998, the Purchase Agreement Investors purchased from NoFire Technologies, Inc. (the "Issuer") in a private placement an aggregate of 1,388,887 units, each unit consisting of one share of Common Stock and five-year warrants ("Five-Year Warrants") to purchase
         2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for aggregate consideration of $1,249,998.30 pursuant to a Common Stock and Five-Year Warrant Purchase Agreement (the "Purchase Agreement") dated as of June 15, 1998 by and among the Issuer, the Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.

                  On October 28, 1998, the Purchase Agreement Investors, excluding Robert H. Savage (the "Supplemental Purchase Agreement Investors") purchased from the Issuer in a private placement an aggregate of 370,000 units, each unit consisting of one share of Common Stock, and five-year warrants (the "Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock at an initial exercise price of $0.50 per share, for aggregate consideration of $185,000 pursuant to a Supplemental Common Stock and Five-Year Warrant Purchase Agreement (the "Supplemental Purchase Agreement") dated as of October 26, 1998 by and among the Issuer, the Supplemental Purchase Agreement Investors and Sam Oolie and Samuel Gottfried. The Supplemental Purchase Agreement allowed the Supplemental Purchase Agreement Investors to purchase a total of 960,000 units, each unit consisting of one share of Common Stock and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock, for total aggregate consideration of $480,000 (the "Supplemental Purchase Agreement Units").

                  On November 23, 1998, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 150,000 units, each unit consisting of one share of Common Stock, and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $75,000 pursuant to the Supplemental Purchase Agreement.

                  On December 22, 1998, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 220,000 units, each unit consisting of one share of Common Stock, and Supplemental Purchase

                                                             Page 9 of 85 Pages

         Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $110,000 pursuant to the Supplemental Purchase Agreement.

                  On January 19, 1999, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement the remaining 220,000 units available pursuant to the Supplemental Purchase Agreement, each unit consisting of one share of Common Stock, and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $110,000.

                  On March 26, 1999, the Issuer, the Purchase Agreement Investors, Sam Oolie and Samuel Gottfried entered into the Second Supplemental Common Stock and Five-Year Warrant Purchase Agreement, dated March 22, 1999 (the "Second Supplemental Purchase Agreement"), allowing the Purchase Agreement Investors to purchase a total of 1,111,112 units, each unit consisting of one share of Common Stock and five-year warrants (the "Second Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock, for total aggregate consideration of $800,000 (the "Second Supplemental Purchase Agreement Units"). On March 30, 1999, the Purchase Agreement Investors purchased an aggregate of 180,556 Second Supplemental Purchase Agreement Units for total aggregate consideration of $130,000.10. The Second Supplemental Purchase Agreement sets forth conditions for the purchase of the remaining 930,556 units (the "Remaining Second Supplemental Purchase Agreement Units") by the Purchase Agreement Investors. The Purchase Agreement Investors may, but are not required to purchase the Remaining Second Supplemental Purchase Agreement Units if requested by the Company on or before September 22, 1999, or at their option exercised on or before that date.

                  On April 28, 1999, the Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 125,000 units, each unit consisting of one share of common stock and Second Supplemental Purchase Agreement Warrants to purchase 2.5 shares of common stock at an initial exercise price of $.72 per share, for aggregate consideration of $90,000 pursuant to the Second Supplemental Purchase Agreement.

                  All of the Second Supplemental Purchase Agreement Units acquired by NFP on March 30, 1999 and April 28, 1999 were allocated to TP.

                  Section 2.1(b) of the Purchase Agreement provides that if, prior to August 31, 1999, the Issuer has entered into binding contracts with nuclear power generating companies or their contractors providing for gross sales of more than $100,000 of the Issuer's fire retardant products during the first year of such contracts to upgrade fire protection of control wiring at nuclear power generating facilities, the Purchase Agreement Investors will purchase an aggregate of $150,000.30 of additional units (the "Second Tranche Units"), each unit

                                                             Page 10 of 85 Pages

         consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share.

                  Section 2.2 of the Purchase Agreement provides that if for the fiscal year ending August 31, 1999, the Issuer has net sales of $2,000,000 or more and pre-tax earnings of $400,000 or more, the Purchase Agreement Investors will purchase on September 15, 1999 an aggregate of $500,001.30 of additional units ("Second Closing Units"), each Second Closing Unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for a purchase price of $0.90 per Second Closing Unit. If the Issuer fails to meet the net sales and pre-tax earnings thresholds set forth above, the Purchase Agreement Investors may nevertheless, at their option, purchase all or part of their Second Closing Units.

                  The Supplement  Purchase  Agreement amended Section 2.1(b) and
         Section 2.2 of the Purchase Agreement to provide that the purchase price for the Second Tranche Units and the Second Closing Units will be reduced from $0.90 to $0.75 and the exercise price of each Purchase Agreement Warrant to be issued in the Second Tranche Closing and the Second Closing, if the conditions for such closings are satisfied, will be reduced from $1.00 to $0.75 per share of Common Stock.

                  The Second Supplemental Purchase Agreement amended Section 2.1(b) of the Purchase Agreement to provide that while the Purchase
         Agreement Investors will have no obligation to purchase investment units at the Second Tranche Closing unless the condition therefor has been met by August 31, 1999, the Purchase Agreement Investors will have the option to purchase up to 200,000 investment units, each unit consisting of one share of Common Stock, and five-year Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $0.75 per share, for total aggregate consideration of up to $150,000 at any time from August 31, 1999 through August 31, 2000.

                  In addition, the Second Supplemental Purchase Agreement amended Section 2.2 of the Purchase Agreement to provide that the Purchase Agreement Investors will have the right, but not the obligation unless the conditions therefor have been met by August 31, 1999, to purchase up to 666,668 investment units consisting of one share of Common Stock, and five-year Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $0.75 per share for total aggregate consideration of up to $500,000.25 at any time from September 15, 1999 through September 15, 2000.

                  For purposes of this Form 4, the Second Tranche Units and the Second Closing Units, as modified by the Supplemental Purchase Agreement and Second Supplemental Purchase Agreement, are referred to as the "New Second Tranche Units" and the "New Second Closing Units", respectively.

                                                             Page 11 of 85 Pages


                  The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

                  Explanations of Table I, Item 4 and Table II, Item 8

                  (1) The reported securities are included within 125,000 units purchased by the Purchase Agreement Investors for $0.72 per unit. Each unit consists of one share of Common Stock and Second Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock.

                  (2) No transactions in the reported securities took place in the period covered by this Form 4.

                  (3) During the period covered by this Form 4, the Purchase Agreement Investors exercised contractual rights with respect to the disposition of the reported securities.

[Signatures follow all attachments]

                                                             Page 12 of 85 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"),  Andrew
H. Tisch, JMC Investments  LLC, John Capozzi,  Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Tisch                    Andrew                   H.
     ------------------------- ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                               667 Madison Avenue
     ------------------------------------------------------------------------
                                    (STREET)

            New York,                 New York                 10021
     ------------------------- ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 13 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock



2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -
         Common Stock - 4/28/99



3.   Transaction Code:

     (Instr. 8)

     Code                 V

         Common Stock -
         Common Stock - P

                                                             Page 14 of 85 Pages


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

        Amount                        (A) or (D)                     Price

        Common Stock      -             -                              -
        Common Stock      - 76,786     A  (1) (See Explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

        Common Stock               -               160,000
        Common Stock               -             1,666,328


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

        Common Stock               -    D
        Common Stock               -    I


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

                                                             Page 15 of 85 Pages


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

Warrants Expiring 2001 ("2001 Warrants")
Warrants Expiring 2002, exercise price $2.00 per share ("2002 $2 Warrants") Warrants Expiring 2002 exercise price $3.00 per share ("2002 $3 Warrants")

Supplemental Purchase Agreement Warrants
Five-Year Warrants
New Second Tranche Units (See explanation to Form 4 of NFP)
New Second Closing Units (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:

2001 Warrants                       -   $2.00 per share of Common Stock
2002 $2 Warrants                    -   $2.00 per share of Common Stock
2002 $3 Warrants                    -   $3.00 per share of Common Stock
Supplemental Purchase Agreement
  Warrants                          -   $0.50 per share of Common Stock
Five-Year Warrants                  -   $1.00 per share of Common Stock
New Second Tranche Units            -   $0.75 per unit (consisting of 1 share
                                        of Common Stock and Warrants exercisable
                                        for 2.5 shares of Common Stock at $0.75
                                        per share)
New Second Closing Units            -   $0.75 per unit (consisting of 1 share of
                                        Common Stock and Warrants exercisable
                                        for 2.5 shares of Common Stock at $0.75
                                        per share)
Second Supplemental Purchase
  Agreement Warrants                -   $0.72 per share of Common Stock
Remaining Second Supplemental Units -   $0.72 per unit (consisting of 1 share of
                                        Common Stock and Warrants exercisable
                                        for 2.5 shares of Common Stock at $0.72
                                        per share)

3.   Transaction Date:

     (Month/Day/Year)

        2001 Warrants                                           -

                                                             Page 16 of 85 Pages


        2002 $2 Warrants                                        -
        2002 $3 Warrants                                        -
        Supplemental Purchase Agreement Warrants                -
        Five-Year Warrants                                      -
        New Second Tranche Units                                -
        New Second Closing Units                                -
        Second Supplemental Purchase Agreement Warrants         -    4/28/99
        Remaining Second Supplemental Units                     -    4/28/99

4.   Transaction Code:

     (Instr. 8)

         Code

        2001 Warrants                                             -
        2002 $2 Warrants                                          -
        2002 $3 Warrants                                          -
        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X

5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A)      (D)

        (A) or (D)
                  2001 Warrants                                    -
                  2002 $2 Warrants                                 -
                  2002 $3 Warrants                                 -
                  Supplemental Purchase Agreement Warrants         -
                  Five-Year Warrants                               -
                  New Second Tranche Units                         -
                  New Second Closing Units                         -
              A-  Second Supplemental Purchase Agreement Warrants  -    191,964
              D-  Remaining Second Supplemental Units              -     76,786

                                                             Page 17 of 85 Pages


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable
   2001 Warrants                           -    Currently
   2002 $2 Warrants                        -    Currently
   2002 $3 Warrants                        -    Currently
   Supplemental Purchase Agreement
     Warrants                              -    Currently
   Five-Year Warrants                      -    Currently
   New Second Tranche Units                -    No later than August 31, 1999
   New Second Closing Units                -    No later than September 15, 1999
   Second Supplemental Purchase Agreement
     Warrants                              -    Currently
   Remaining Second Supplemental Units     -    No later than September 22, 1999

                                 Expiration Date

   2001 Warrants                                -  November 13, 2001
   2002 $2 Warrants                             -  September 22, 2002
   2002 $3 Warrants                             -  September 22, 2002
   Supplemental Purchase Agreement Warrants     -  Oct. 27, 2003 / Nov. 22, 2003
                                                   / Dec. 21, 2003/Jan. 18, 2004
   Five-Year Warrants                           -  June 14, 2003
   New Second Tranche Units                     -  August 31, 2000
   New Second Closing Units                     -  September 15, 2000
   Second Supplemental Purchase Agreement
     Warrants                                   -  March 29, 2004/April 27, 2004
   Remaining Second Supplemental Units          -  September 22, 1999

7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

   Title

   2001 Warrants                                     - Common Stock
   2002 $2 Warrants                                  - Common Stock
   2002 $3 Warrants                                  - Common Stock
   Supplemental Purchase Agreement Warrants          - Common Stock
   Five-Year Warrants                                - Common Stock
   New Second Tranche Units                          - Common Stock and Warrants
   New Second Closing Units                          - Common Stock and Warrants
   Second Supplemental Purchase Agreement Warrants   - Common Stock

                                                             Page 18 of 85 Pages

   Remaining Second Supplemental Units               - Common Stock and Warrants

   Amount or Number of Shares

   2001 Warrants                              -   50,000 shares of Common Stock
   2002 $2 Warrants                           -   50,000 shares of Common Stock
   2002 $3 Warrants                           -   25,000 shares of Common Stock
   Supplemental Purchase Agreement
      Warrants                                -   1,563,638  shares of Common
                                                  Stock
   Five-Year Warrants                         -   2,132,935 shares of Common
                                                  Stock
   New Second Tranche Units                   -   122,857 shares of Common
                                                  Stock and Warrants exercisable
                                                  for 307,143 shares of Common
                                                  Stock
   New Second Closing Units                   -   409,524 shares of Common Stock
                                                  and Warrants exercisable for
                                                  1,023,810 shares of Common
                                                  Stock
   Second Supplemental Purchase Agreement
      Warrants                                -   469,247 shares of Common Stock
   Remaining Second Supplemental Units        -   494,842 shares of Common Stock
                                                  and Warrants exercisable for
                                                  1,237,104 shares of Common
                                                  Stock


8.   Price of Derivative Security:

     (Instr. 5)

     2001 Warrants                        (2) (See explanation to Form 4 of NFP)
     2002 $2 Warrants                     (2) (See explanation to Form 4 of NFP)
     2002 $3 Warrants                     (2) (See explanation to Form 4 of NFP)
     Supplemental Purchase
       Agreement Warrants             -   (2) (See explanation to Form 4 of NFP)
     Five-Year Warrants               -   (2) (See explanation to Form 4 of NFP)
     New Second Tranche Units         -   (2) (See explanation to Form 4 of NFP)
     New Second Closing Units         -   (2) (See explanation to Form 4 of NFP)
     Second Supplemental Purchase
       Agreement Warrants             -   (1)(See explanation to Form 4 of NFP)
     Remaining Second Supplemental
       Units                          -   (3)(See explanation to Form 4 of NFP)

9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        2001 Warrants                                        -          50,000
        2002 $2 Warrants                                     -          50,000
        2002 $3 Warrants                                     -          25,000
        Supplemental Purchase Agreement Warrants             -       1,563,638

                                                             Page 19 of 85 Pages


        Five-Year Warrants                                   -       2,132,935
        New Second Tranche Units                             -         122,857
        New Second Closing Units                             -         409,524
        Second Supplemental Purchase Agreement Warrants      -         469,247
        Remaining Second Supplemental Units                  -         494,842


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        2001 Warrants                                                -    D
        2002 $2 Warrants                                             -    D
        2002 $3 Warrants                                             -    D
        Supplemental Purchase Agreement Warrants                     -    I
        Five-Year Warrants                                           -    I
        New Second Tranche Units                                     -    I
        New Second Closing Units                                     -    I
        Second Supplemental Purchase Agreement Warrants              -    I
        Remaining Second Supplemental Units                          -    I


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.



         Explanation of Responses:

                  See explanation to Form 4 of NFP.

         [Signatures follow all attachments]

                                                             Page 20 of 85 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"),  Andrew
H. Tisch, JMC Investments  LLC, John Capozzi,  Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                               JMC Investments LLC
 ---------------------------- -------------------------- ----------------------
           (LAST)                      (FIRST)                   (MIDDLE)


                                 125 Brett Lane
 ------------------------------------------------------------------------------
                                    (STREET)


        Fairfield,                      CT                        06430
 ---------------------------- -------------------------- ----------------------
          (CITY)                      (STATE)                     (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 21 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")




2.   Transaction Date:

     (Month/Day/Year)

         4/28/99




3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P




4. Securities Acquired (A) or Disposed of (D):

                                                             Page 22 of 85 Pages


     (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      3,571           A                 (1) ( See explanation to Form 4 of NFP)




5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         77,504




6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D




7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                             Page 23 of 85 Pages


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

Supplemental Purchase Agreement Warrants     (See explanation to Form 4 of NFP)
Five-Year Warrants                           (See explanation to Form 4 of NFP)
New Second Tranche Units                     (See explanation to Form 4 of NFP)
New Second Closing Units                     (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement
     Warrants                                (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units          (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement
     Warrants                                -   $0.50 per share of Common Stock
Five-Year Warrants                           -   $1.00 per share of Common Stock
New Second Tranche Units                     -   $0.75 per unit (consisting of 1
                                                 share of Common Stock and
                                                 Warrants exercisable for 2.5
                                                 shares of Common Stock at $0.75
                                                 per share)
New Second Closing Units                     -   $0.75 per unit (consisting of 1
                                                 share of Common Stock and
                                                 Warrants exercisable for 2.5
                                                 shares of Common Stock at $0.75
                                                 per share)
Second Supplemental Purchase Agreement
     Warrants                                -   $0.72 per share of Common Stock
Remaining Second Supplemental Units          -   $0.72 per unit (consisting of 1
                                                 share of Common Stock and
                                                 Warrants exercisable for 2.5
                                                 shares of Common Stock at $0.72
                                                 per share)


3.   Transaction Date:

     (Month/Day/Year)

   Supplemental Purchase Agreement Warrants                   -
   Five-Year Warrants                                         -
   New Second Tranche Units                                   -
   New Second Closing Units                                   -
   Second Supplemental Purchase Agreement                     -      4/28/99

                                                             Page 24 of 85 Pages

   Warrants
   Remaining Second Supplemental Units                        -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
           Supplemental Purchase Agreement Warrants              -
           Five-Year Warrants                                    -
           New Second Tranche Units                              -
           New Second Closing Units                              -
      A -  Second Supplemental Purchase Agreement Warrants       -        8,929
      D -  Remaining Second Supplemental Units                   -        3,571



6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

Supplemental Purchase Agreement Warrants  -   Currently
Five-Year Warrants                        -   Currently
New Second Tranche Units                  -   No later than August 31, 2000
New Second Closing Units                  -   No later than September 15, 2000
Second Supplemental Purchase Agreement
     Warrants                             -   Currently
Remaining Second Supplemental Units       -   No later than September 22,

                                                             Page 25 of 85 Pages


                                              1999


                                 Expiration Date

Supplemental Purchase Agreement              -   Oct. 27, 2003 / Nov. 22, 2003 /
  Warrants                                       Dec. 21, 2003/Jan. 18, 2004
Five-Year Warrants                           -   June 14, 2003
New Second Tranche Units                     -   August 31, 2000
New Second Closing Units                     -   September 15, 2000
Second Supplemental Purchase Agreement       -   March 29, 2004/April 27, 2004
  Warrants
Remaining Second Supplemental Units          -   September 22, 1999

7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title


Supplemental Purchase Agreement Warrants          -    Common Stock
Five-Year Warrants                                -    Common Stock
New Second Tranche Units                          -    Common Stock and Warrants
New Second Closing Units                          -    Common Stock and Warrants
Second Supplemental Purchase Agreement Warrants   -    Common Stock
Remaining Second Supplemental Units               -    Common Stock and Warrants

                           Amount or Number of Shares
Supplemental Purchase Agreement              -    72,727 shares of Common Stock
     Warrants
Five-Year Warrants                           -    99,208 shares of Common Stock
New Second Tranche Units                     -    5,714 shares of Common Stock
                                                  and Warrants exercisable for
                                                  14,286 shares of Common Stock
New Second Closing Units                     -    19,048 shares of Common Stock
                                                  and Warrants exercisable for
                                                  47,619 shares of Common Stock
Second Supplemental Purchase                 -    21,826 shares of Common Stock
     Agreement Warrants
Remaining Second Supplemental Units          -    23,016 shares of Common Stock
                                                  and Warrants exercisable for
                                                  57,540 shares of Common Stock



8.   Price of Derivative Security:

     (Instr. 5)

                                                             Page 26 of 85 Pages


Supplemental Purchase Agreement       -  (2) (See explanation to Form 4 for NFP)
     Warrants
Five-Year Warrants                    -  (2) (See explanation to Form 4 for NFP)
New Second Tranche Units              -  (2) (See explanation to Form 4 for NFP)
New Second Closing Units              -  (2) (See explanation to Form 4 for NFP)
Second Supplemental Purchase          -  (1)(See explanation to Form 4 of NFP)
      Agreement Warrants
Remaining Second Supplemental Units   -  (3)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        Supplemental Purchase Agreement Warrants             -          72,727
        Five-Year Warrants                                   -          99,208
        New Second Tranche Units                             -           5,714
        New Second Closing Units                             -          19,048
        Second Supplemental Purchase Agreement Warrants      -          21,826
        Remaining Second Supplemental Units                  -          23,016


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -     D
        Five-Year Warrants                                         -     D
        New Second Tranche Units                                   -     D
        New Second Closing Units                                   -     D
        Second Supplemental Purchase Agreement Warrants            -     D
        Remaining Second Supplemental Units                        -     D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

     Explanation of Responses:

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 27 of 85 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"),  Andrew
H. Tisch, JMC Investments  LLC, John Capozzi,  Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                      Capozzi                John
                --------------------- ------------------- -------------------
                       (LAST)              (FIRST)             (MIDDLE)

                                       125 Brett Lane
                -------------------------------------------------------------
                                          (STREET)

                     Fairfield                CT                06430
                --------------------- ------------------- -------------------
                       (CITY)              (STATE)              (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                            Page 28 of 85 Pages

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -

         Common Stock - 4/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       Common Stock    -                  -

                                                             Page 29 of 85 Pages

       Common Stock -   3,571   A        (1) (See explanation to Form 4 of NFP)


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         Common Stock - 100,000

         Common Stock -   77,504


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         Common Stock - I

         Common Stock - I


7.   Nature of Indirect Beneficial Ownership:


     (Instr. 4)

         John Capozzi may be deemed to have indirect beneficial ownership of 100,000 shares of Common Stock owned by his wife.

         John Capozzi may be deemed to have indirect beneficial ownership of 77,504 shares of Common Stock owned by JMC Investments LLC, of which he is a member.

Reminder:  Report  on a  separate  line  for each  class of  securities beneficially owned directly or indirectly.

*        If the  form  is  filed  by  more  than  one  reporting  person,  see
         Instruction 4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1.   Title of Derivative Security:

     (Instr. 3)

    Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
    New Second Tranche  Units (See  explanation  to Form 4 of NFP)
    New Second  Closing Units  (See  explanation  to Form 4 of NFP)

                                                             Page 30 of 85 Pages

    Consultant  Warrants  (See explanation)
    Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
    Remaining Second  Supplemental Units (See explanation to Form 4 of NFP)



2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement             -   $0.50 per share of Common Stock
     Warrants
Five-Year Warrants                          -   $1.00 per share of Common Stock
New Second Tranche Units                    -   $0.75 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.75
                                                per share)
New Second Closing Units                    -   $0.75 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.75
                                                per share)
Consultant Warrants                         -   $2.00 per share of Common Stock
Second Supplemental Purchase                -   $0.72 per share of Common Stock
      Agreement Warrants
Remaining Second Supplemental Units         -   $0.72 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.72
                                                per share)


3.   Transaction Date:

     (Month/Day/Year)

        Supplemental Purchase Agreement Warrants              -
        Five-Year Warrants                                    -
        New Second Tranche Units                              -
        New Second Closing Units                              -
        Consultant Warrants                                   -
        Second Supplemental Purchase Agreement Warrants       -      4/28/99
        Remaining Second Supplemental Units                   -      4/28/99

                                                             Page 31 of 85 Pages

4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Consultant Warrant                                        -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

  (A) or (D)
         Supplemental Purchase Agreement Warrants                 -
         Five-Year Warrants                                       -
         New Second Tranche Units                                 -
         New Second Closing Units                                 -
         Consultant Warrants                                      -
    A -  Second Supplemental Purchase Agreement Warrants          -      8,929
    D -  Remaining Second Supplemental Units                      -      3,571


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

Supplemental Purchase Agreement           -   Currently
     Warrants
Five-Year Warrants                        -   Currently
New Second Tranche Units                  -   No later than August 31, 2000
New Second Closing Units                  -   No later than September 15, 2000
Consultant Warrants                       -   (See explanation)
Second Supplemental Purchase              -   Currently
     Agreement Warrants
Remaining Second Supplemental Units       -   No later than September 22, 1999

                                                             Page 32 of 85 Pages

                                 Expiration Date
Supplemental Purchase Agreement     -   Oct. 27, 2003 / Nov. 22, 2003 / Dec. 21,
   Warrants                             2003/Jan. 18, 2004
Five-Year Warrants                  -   June 14, 2003
New Second Tranche Units            -   August 31, 2000
New Second Closing Units            -   September 15, 2000
Consultant Warrants                 -   (See explanation)
Second Supplemental Purchase        -   March 29, 2004/April 27, 2004
   Agreement Warrants
Remaining Second Supplemental Units -   September 22, 1999

7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Supplemental Purchase Agreement Warrants        -    Common Stock
Five-Year Warrants                              -    Common Stock
New Second Tranche Units                        -    Common Stock and Warrants
New Second Closing Units                        -    Common Stock and Warrants
Consultant Warrants                             -    Common Stock
Second Supplemental Purchase Agreement Warrants -    Common Stock
Remaining Second Supplemental Units             -    Common Stock and Warrants

                           Amount or Number of Shares
Supplemental Purchase Agreement           -    72,727 shares of Common Stock
     Warrants
Five-Year Warrants                        -    99,208 shares of Common Stock
New Second Tranche Units                  -    5,714 shares of Common Stock and
                                               Warrants exercisable for 14,286
                                               shares of Common Stock
New Second Closing Units                  -    19,048 shares of Common Stock and
                                               Warrants exercisable for 47,619
                                               shares of Common Stock
Consultant Warrants                       -    75,000 Shares of Common Stock
Second Supplemental Purchase              -    21,826 shares of Common Stock
     Agreement Warrants
Remaining Second Supplemental Units       -    23,016 shares of Common Stock and
                                               Warrants exercisable for 57,540
                                               shares of Common Stock

                                                             Page 33 of 85 Pages

8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement      -    (2) (See explanation to Form 4 of NFP)
     Warrants
Five-Year Warrants                   -    (2) (See explanation to Form 4 of NFP)
New Second Tranche Units             -    (2) (See explanation to Form 4 of NFP)
New Second Closing Units             -    (2) (See explanation to Form 4 of NFP)
Consultant Warrants                  -    (See explanation)
Second Supplemental Purchase         -    (1)(See explanation to Form 4 of NFP)
     Agreement Warrants
Remaining Second Supplemental Units  -    (3)(See explanation to Form 4 of NFP)

9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        Supplemental Purchase Agreement Warrants             -    72,727
        Five-Year Warrants                                   -    99,208
        New Second Tranche Units                             -     5,714
        New Second Closing Units                             -    19,048
        Consultant Warrants                                  -    75,000
        Second Supplemental Purchase Agreement Warrants      -    21,826
        Remaining Second Supplemental Units                  -    23,016


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      I
        Five-Year Warrants                                         -      I
        New Second Tranche Units                                   -      I
        New Second Closing Units                                   -      I
        Consultant Warrants                                        -      D
        Second Supplemental Purchase Agreement Warrants            -      I
        Remaining Second Supplemental Units                        -      I


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


         John Capozzi may be deemed to have indirect beneficial ownership of securities owned by JMC Investments LLC, of which he is a member.

                                                             Page 34 of 85 Pages


         Explanation of Responses:

         John Capozzi has acted as a consultant to the Issuer's Board of Directors commencing June 16, 1998. The Issuer will provide him as compensation for such services with five-year Warrants ("Consultant Warrants") to purchase 75,000 shares of Common Stock at an exercise price of $2.00 per share. Such 75,000 Consultant Warrants will vest at the rate of 1,250 Consultant Warrants monthly for so long as Mr. Capozzi continues to perform such consulting services over a five year period commencing June 16, 1998. In the event of any termination of the Issuer's consulting arrangement with JMC Industries, Inc. ("JMCII") for cause, any voluntary termination by JMCII, or the death, incapacity, or resignation or withdrawal from JMCII of John Capozzi, only those Consultant Warrants vested on the date of termination will remain with JMCII.

         See explanation to Form 4 of NFP Partners.



[Signatures follow all attachments]

                                                             Page 35 of 85 Pages

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

                           Ravitch Rice & Company LLC
     ------------------------- ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                           610 Fifth Avenue, Suite 420
     ------------------------------------------------------------------------
                                    (STREET)

             New York                 New York                 10020
     ------------------------- ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 36 0f 85 Pages

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         4/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       1,786               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 37 of 85 Pages


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         38,751


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
New Second Tranche  Units (See  explanation  to Form 4 of NFP)
New Second Closing Units (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement          -   $0.50 per share of Common Stock
     Warrants
Five-Year Warrants                       -   $1.00 per share of Common Stock
New Second Tranche Units                 -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable

                                                             Page 38 of 85 Pages


                                             for 2.5 shares of Common Stock at
                                             $0.75 per share)
New Second Closing Units                 -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.75 per share)
Second Supplemental Purchase             -   $0.72 per share of Common Stock
      Agreement Warrants
Remaining Second Supplemental Units      -   $0.72 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

        Supplemental Purchase Agreement Warrants          -
        Five-Year Warrants                                -
        New Second Tranche Units                          -
        New Second Closing Units                          -
        Second Supplemental Purchase Agreement Warrants   -      4/28/99
        Remaining Second Supplemental Units               -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

  (A) or (D)
         Supplemental Purchase Agreement Warrants

                                                             Page 39 of 85 Pages


         Five-Year Warrants
         New Second Tranche Units
         New Second Closing Units
    A -  Second Supplemental Purchase Agreement Warrants             - 4,464
    D -  Remaining Second Supplemental Units                         - 1,786



6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable
Supplemental Purchase Agreement           -   Currently
     Warrants
Five-Year Warrants                        -   Currently
New Second Tranche Units                  -   No later than August 31, 2000
New Second Closing Units                  -   No later than September 15, 2000
Second Supplemental Purchase              -   Currently
      Agreement Warrants
Remaining Second Supplemental Units       -   No later than September 22, 1999

                                 Expiration Date
Supplemental Purchase Agreement     -   Oct. 27, 2003 / Nov. 22, 2003 / Dec. 21,
      Warrants                          2003/Jan. 18, 2004
Five-Year Warrants                  -   June 14, 2003
New Second Tranche Units            -   August 31, 2000
New Second Closing Units            -   September 15, 2000
Second Supplemental Purchase        -   March 29, 2004/April 27, 2004
     Agreement Warrants
Remaining Second Supplemental Units -   September 22, 1999


7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Supplemental Purchase Agreement Warrants            -  Common Stock
Five-Year Warrants                                  -  Common Stock
New Second Tranche Units                            -  Common Stock and Warrants
New Second Closing Units                            -  Common Stock and Warrants
Second Supplemental Purchase Agreement Warrants     -  Common Stock
Remaining Second Supplemental Units                 -  Common Stock and Warrants

                           Amount or Number of Shares

                                                             Page 40 of 85 Pages


Supplemental Purchase Agreement             -    36,363 shares of Common Stock
     Warrants
Five-Year Warrants                          -    49,603 shares of Common Stock
New Second Tranche Units                    -    2,857 shares of Common Stock
                                                 and Warrants exercisable for
                                                 7,143 shares of Common Stock
New Second Closing Units                    -    9,524 shares of Common Stock
                                                 and Warrants exercisable for
                                                 23,811 shares of Common Stock
Second Supplemental Purchase                -    10,912 shares of Common Stock
      Agreement Warrants
Remaining Second Supplemental Units         -    11,508 shares of Common Stock
                                                 and Warrants exercisable for
                                                 28,770 shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement       -   (2) (See explanation to Form 4 of NFP)
     Warrants
Five-Year Warrants                    -   (2) (See explanation to Form 4 of NFP)
New Second Tranche Units              -   (2) (See explanation to Form 4 of NFP)
New Second Closing Units              -   (2) (See explanation to Form 4 of NFP)
Second Supplemental Purchase          -   (1)(See explanation to Form 4 of NFP)
     Agreement Warrants
Remaining Second Supplemental Units   -   (3)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        Supplemental Purchase Agreement Warrants         -         36,363
        Five-Year Warrants                               -         49,603
        New Second Tranche Units                         -          2,857
        New Second Closing Units                         -          9,524
        Second Supplemental Purchase Agreement Warrants  -         10,912
        Remaining Second Supplemental Units              -         11,508


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D

                                                             Page 41 of 85 Pages

        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         The sole members of RRC are Richard Ravitch and Donald S. Rice. Each of Mr. Ravitch and Mr. Rice has a business address at 610 Fifth Avenue, Suite 420, New York, New York 10020.

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 42 of 85 Pages

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

               Bloom                   Barry
      ------------------------ ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                                46 Woodmere Drive
      -----------------------------------------------------------------------
                                     (STREET)

              Summit                 New Jersey                07901
      ------------------------ ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 43 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         4/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       3,214               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 44 of 85 Pages

5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         69,753


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
New Second Tranche  Units (See  explanation  to Form 4 of NFP)
New Second Closing Units (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement Warrants -   $0.50 per share of Common Stock
Five-Year Warrants                       -   $1.00 per share of Common Stock

                                                             Page 45 of 85 Pages

New Second Tranche Units                 -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.75 per share)
New Second Closing Units                 -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.75 per share)
Second Supplemental Purchase             -   $0.72 per share of Common Stock
     Agreement Warrants
Remaining Second Supplemental Units      -   $0.72 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.72 per share)



3.   Transaction Date:

     (Month/Day/Year)

        Supplemental Purchase Agreement Warrants           -
        Five-Year Warrants                                 -
        New Second Tranche Units                           -
        New Second Closing Units                           -
        Second Supplemental Purchase Agreement Warrants    -      4/28/99
        Remaining Second Supplemental Units                -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                                                             Page 46 of 85 Pages

   (A) or (D)
          Supplemental Purchase Agreement Warrants
          Five-Year Warrants
          New Second Tranche Units
          New Second Closing Units
     A -  Second Supplemental Purchase Agreement Warrants       - 8,036
     D -  Remaining Second Supplemental Units                   - 3,214


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

Supplemental Purchase Agreement         -   Currently
     Warrants
Five-Year Warrants                      -   Currently
New Second Tranche Units                -   No later than August 31, 2000
New Second Closing Units                -   No later than September 15, 2000
Second Supplemental Purchase            -   Currently
      Agreement Warrants
Remaining Second Supplemental Units     -   No later than September 22, 1999


                                 Expiration Date

Supplemental Purchase Agreement        -   Oct. 27, 2003 / Nov. 22, 2003 / Dec.
     Warrants                              21, 2003/Jan. 18, 2004
Five-Year Warrants                     -   June 14, 2003
New Second Tranche Units               -   August 31, 2000
New Second Closing Units               -   September 15, 2000
Second Supplemental Purchase Agreement -   March 29, 2004/April 27, 2004
     Warrants
Remaining Second Supplemental Units    -   September 22, 1999



7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Supplemental Purchase Agreement Warrants   -    Common Stock
Five-Year Warrants                         -    Common Stock
New Second Tranche Units                   -    Common Stock and Warrants
New Second Closing Units                   -    Common Stock and Warrants

                                                             Page 47 of 85 Pages


Second Supplemental Purchase Agreement     -    Common Stock
     Warrants
Remaining Second Supplemental Units        -    Common Stock and Warrants

                           Amount or Number of Shares
Supplemental Purchase Agreement Warrants  -    65,455 shares of Common Stock
Five-Year Warrants                        -    89,285 shares of Common Stock
New Second Tranche Units                  -    5,143 shares of Common Stock and
                                               Warrants exercisable for 12,858
                                               shares of Common Stock
New Second Closing Units                  -    17,143 shares of Common Stock and
                                               Warrants exercisable for 42,858
                                               shares of Common Stock
Second Supplemental Purchase Agreement    -    19,643 shares of Common Stock
     Warrants
Remaining Second Supplemental Units       -    20,715 shares of Common Stock and
                                               Warrants exercisable for 51,787
                                               shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement      -  (2) (See explanation to Form 4 of NFP)
     Warrants
Five-Year Warrants                   -  (2) (See explanation to Form 4 of NFP)
New Second Tranche Units             -  (2) (See explanation to Form 4 of NFP)
New Second Closing Units             -  (2) (See explanation to Form 4 of NFP)
Second Supplemental Purchase         -  (1)(See explanation to Form 4 of NFP)
     Agreement Warrants
Remaining Second Supplemental Units  -  (3)(See explanation to Form 4 of NFP)

9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

Supplemental Purchase Agreement Warrants                     -         65,455
Five-Year Warrants                                           -         89,285
New Second Tranche Units                                     -          5,143
New Second Closing Units                                     -         17,143
Second Supplemental Purchase Agreement Warrants              -         19,643
Remaining Second Supplemental Units                          -         20,715

                                                             Page 48 of 85 Pages


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 49 of 85 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

             Samuels                   Robyn
     ------------------------- ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                          150 West End Avenue, Apt. 5M
     ------------------------------------------------------------------------
                                    (STREET)

             New York                 New York                 10023
     ------------------------- ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 50 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         4/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       714                 A             (1) (See explanation to Form 4 of NFP)

                                                             Page 51 of 85 Pages


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         15,500


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:   Report on a separate line for each class of  securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
New Second Tranche  Units (See  explanation  to Form 4 of NFP)
New Second  Closing Units (See explanation to Form 4 of NFP)
Second  Supplemental  Purchase Agreement  Warrants (See explanation to
Form 4 of NFP
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement     -   $0.50 per share of Common Stock
     Warrants
Five-Year Warrants                  -   $1.00 per share of Common Stock
New Second Tranche Units            -   $0.75 per unit (consisting of 1 share of
                                        Common Stock and Warrants exercisable

                                                             Page 52 of 85 Pages


                                        for 2.5 shares of Common Stock at $0.75
                                        per share)
New Second Closing Units            -   $0.75 per unit (consisting of 1 share of
                                        Common Stock and Warrants exercisable
                                        for 2.5 shares of Common Stock at $0.75
                                        per share)
Second Supplemental Purchase        -   $0.72 per share of Common Stock
     Agreement Warrants
Remaining Second Supplemental Units -   $0.72 per unit (consisting of 1 share of
                                        Common Stock and Warrants exercisable
                                        for 2.5 shares of Common Stock at $0.72
                                        per share)


3.   Transaction Date:

     (Month/Day/Year)

        Supplemental Purchase Agreement Warrants               -
        Five-Year Warrants                                     -
        New Second Tranche Units                               -
        New Second Closing Units                               -
        Second Supplemental Purchase Agreement Warrants        -      4/28/99
        Remaining Second Supplemental Units                    -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
              Supplemental Purchase Agreement Warrants             -
              Five-Year Warrants                                   -

                                                             Page 53 of 85 Pages


              New Second Tranche Units                             -
              New Second Closing Units                             -
       A -    Second Supplemental Purchase Agreement Warrants      -      1,786
       D -    Remaining Second Supplemental Units                  -        714


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

Supplemental Purchase Agreement Warrants   -   Currently
Five-Year Warrants                         -   Currently
New Second Tranche Units                   -   No later than August 31, 2000
New Second Closing Units                   -   No later than September 15, 2000
Second Supplemental Purchase Agreement     -   Currently
     Warrants
Remaining Second Supplemental Units        -   No later than September 22, 1999

                                 Expiration Date
Supplemental Purchase Agreement            -   Oct. 27, 2003/Nov. 22, 2003/
      Warrants                                 Dec. 21, 2003/Jan. 18, 2004
Five-Year Warrants                         -   June 14, 2003
New Second Tranche Units                   -   August 31, 2000
New Second Closing Units                   -   September 15, 2000
Second Supplemental Purchase Agreement     -   March 29, 2004/April 27, 2004
     Warrants
Remaining Second Supplemental Units        -   September 22, 1999

7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Supplemental Purchase Agreement                 -    Common Stock
      Warrants
Five-Year Warrants                              -    Common Stock
New Second Tranche Units                        -    Common Stock and Warrants
New Second Closing Units                        -    Common Stock and Warrants
Second Supplemental Purchase Agreement          -    Common Stock
      Warrants
Remaining Second Supplemental Units             -    Common Stock and Warrants

                           Amount or Number of Shares

                                                             Page 54 of 85 Pages


Supplemental Purchase Agreement Warrants     -    14,545 shares of Common Stock
Five-Year Warrants                           -    19,840 shares of Common Stock
New Second Tranche Units                     -    1,142 shares of Common Stock
                                                  and Warrants exercisable for
                                                  2,856 shares of Common Stock
New Second Closing Units                     -    3,810 shares of Common Stock
                                                  and Warrants exercisable for
                                                  9,525 shares of Common Stock
Second Supplemental Purchase Agreement       -    4,365 shares of Common Stock
      Warrants
Remaining Second Supplemental Units          -    4,603 shares of Common Stock
                                                  and Warrants exercisable for
                                                  11,507shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement      -    (2) (See explanation to Form 4 of NFP)
     Warrants
Five-Year Warrants                   -    (2) (See explanation to Form 4 of NFP)
New Second Tranche Units             -    (2) (See explanation to Form 4 of NFP)
New Second Closing Units             -    (2) (See explanation to Form 4 of NFP)
Second Supplemental Purchase         -    (1)(See explanation to Form 4 of NFP)
     Agreement Warrants
Remaining Second Supplemental Units  -    (3)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        Supplemental Purchase Agreement Warrants         -       14,545
        Five-Year Warrants                               -       19,840
        New Second Tranche Units                         -        1,142
        New Second Closing Units                         -        3,810
        Second Supplemental Purchase Agreement Warrants  -        4,365
        Remaining Second Supplemental Units              -        4,603


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D

                                                             Page 55 of 85 Pages


        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 56 of 85 Pages

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                       Downey                Paul                 A.
                --------------------- ------------------- -------------------
                       (LAST)              (FIRST)             (MIDDLE)

                                    22200 Puccioni Road
                -------------------------------------------------------------
                                          (STREET)

                     Healdsburg               CA                95448
                --------------------- ------------------- -------------------
                       (CITY)              (STATE)              (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 57 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         4/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       3,571               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 58 of 85 Pages


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         77,504


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see
       Instruction 4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
New Second Tranche  Units (See  explanation  to Form 4 of NFP)
New Second  Closing Units (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement           -   $0.50 per share of Common Stock
      Warrants
Five-Year Warrants                        -   $1.00 per share of Common Stock

                                                             Page 59 of 85 Pages


New Second Tranche Units                  -   $0.75 per unit (consisting of 1
                                              share of Common Stock and Warrants
                                              exercisable for 2.5 shares of
                                              Common Stock at $0.75 per share)
New Second Closing Units                  -   $0.75 per unit (consisting of 1
                                              share of Common Stock and Warrants
                                              exercisable for 2.5 shares of
                                              Common Stock at $0.75 per share)
Second Supplemental Purchase              -   $0.72 per share of Common Stock
      Agreement Warrants
Remaining Second Supplemental Units       -   $0.72 per unit (consisting of 1
                                              share of Common Stock and Warrants
                                              exercisable for 2.5 shares of
                                              Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

        Supplemental Purchase Agreement Warrants          -
        Five-Year Warrants                                -
        New Second Tranche Units                          -
        New Second Closing Units                          -
        Second Supplemental Purchase Agreement Warrants   -      4/28/99
        Remaining Second Supplemental Units               -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                                                             Page 60 of 85 Pages


  (A) or (D)
           Supplemental Purchase Agreement Warrants
           Five-Year Warrants
           New Second Tranche Units
           New Second Closing Units
  A -      Second Supplemental Purchase Agreement Warrants          - 8,929
  D -      Remaining Second Supplemental Units                      - 3,571


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

Supplemental Purchase Agreement            -   Currently
      Warrants
Five-Year Warrants                         -   Currently
New Second Tranche Units                   -   No later than August 31, 2000
New Second Closing Units                   -   No later than September 15, 2000
Second Supplemental Purchase               -   Currently
     Agreement Warrants
Remaining Second Supplemental Units        -   No later than September 22, 1999

                                 Expiration Date
Supplemental Purchase Agreement         -   Oct. 27, 2003 / Nov. 22, 2003 / Dec.
      Warrants                              21, 2003/Jan. 18, 2004
Five-Year Warrants                      -   June 14, 2003
New Second Tranche Units                -   August 31, 2000
New Second Closing Units                -   September 15, 2000
Second Supplemental Purchase            -   March 29, 2004/April 27,2004
     Agreement Warrants
Remaining Second Supplemental Units     -   September 22, 1999

7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Supplemental Purchase Agreement Warrants         -    Common Stock
Five-Year Warrants                               -    Common Stock
New Second Tranche Units                         -    Common Stock and Warrants
New Second Closing Units                         -    Common Stock and Warrants
Second Supplemental Purchase Agreement Warrants  -    Common Stock
Remaining Second Supplemental Units             -    Common Stock and Warrants

                                                             Page 61 of 85 Pages


                           Amount or Number of Shares
Supplemental Purchase Agreement   -  72,727 shares of Common Stock
     Warrants
Five-Year Warrants                -  99,208 shares of Common Stock
New Second Tranche Units          -  5,714 shares of Common Stock and Warrants
                                     exercisable for 14,286 shares of Common
                                     Stock
New Second Closing Units          -  19,048 shares of Common Stock and Warrants
                                     exercisable for 47,619 shares of Common
                                     Stock
Second Supplemental Purchase      -  21,826 shares of Common Stock
     Agreement Warrants
Remaining Second Supplemental     -  23,016 shares of Common Stock and Warrants
     Units                           exercisable for 57,540 shares of Common
                                     Stock


8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement      -    (2) (See explanation to Form 4 of NFP)
     Warrants
Five-Year Warrants                   -    (2) (See explanation to Form 4 of NFP)
New Second Tranche Units             -    (2) (See explanation to Form 4 of NFP)
New Second Closing Units             -    (2) (See explanation to Form 4 of NFP)
Second Supplemental Purchase         -    (1)(See explanation to Form 4 of NFP)
     Agreement Warrants
Remaining Second Supplemental Units  -    (3)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        Supplemental Purchase Agreement Warrants         -         72,727
        Five-Year Warrants                               -         99,208
        New Second Tranche Units                         -          5,714
        New Second Closing Units                         -         19,048
        Second Supplemental Purchase Agreement Warrants  -         21,826
        Remaining Second Supplemental Units              -         23,016


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D

                                                             Page 62 of 85 Pages


        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 63 of 85 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Downey                   Robert                   N.
      ------------------------ ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                             755 Park Avenue, Apt. 8B
      -----------------------------------------------------------------------
                                     (STREET)

             New York                 New York                 10021
      ------------------------ ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 64 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         4/28/99



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       25,000               A            (1) (See explanation to Form 4 of NFP)

                                                             Page 65 of 85 Pages


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         542,524


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).





           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
New Second Tranche Units(See explanation to Form 4 of NFP)
New Second Closing Units (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement    -   $0.50 per share of Common Stock
     Warrants

                                                             Page 66 of 85 Pages

Five-Year Warrants                 -   $1.00 per share of Common Stock
New Second Tranche Units           -   $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable for
                                       2.5 shares of Common Stock at $0.75 per
                                       share)
New Second Closing Units           -   $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable for
                                       2.5 shares of Common Stock at $0.75 per
                                       share)
Second Supplemental Purchase       -   $0.72 per share of Common Stock
     Agreement Warrants
Remaining Second Supplemental      -   $0.72 per unit (consisting of 1 share of
     Units                             Common Stock and Warrants exercisable for
                                       2.5 shares of Common Stock at $0.72 per
                                       share)


3.   Transaction Date:

     (Month/Day/Year)

        Supplemental Purchase Agreement Warrants          -
        Five-Year Warrants                                -
        New Second Tranche Units                          -
        New Second Closing Units                          -
        Second Supplemental Purchase Agreement Warrants   -      4/28/99
        Remaining Second Supplemental Units               -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                                                             Page 67 of 85 Pages


(A) or (D)
      Supplemental Purchase Agreement Warrants
      Five-Year Warrants
      New Second Tranche Units
      New Second Closing Units
 A -  Second Supplemental Purchase Agreement Warrants        - 62,500
 D -  Remaining Second Supplemental Units                    - 25,000


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable
Supplemental Purchase Agreement         -    Currently
     Warrants
Five-Year Warrants                      -    Currently
New Second Tranche Units                -    No later than August 31, 2000
New Second Closing Units                -    No later than September 15, 2000
Second Supplemental Purchase            -    Currently
     Agreement Warrants
Remaining Second Supplemental Units     -    No later than September 22, 1999

                                 Expiration Date
Supplemental Purchase Agreement        -    Oct. 27, 2003 / Nov. 22, 2003 / Dec.
     Warrants                               21, 2003/Jan. 18, 2004
Five-Year Warrants                     -    June 14, 2003
New Second Tranche Units               -    August 31, 2000
New Second Closing Units               -    September 15, 2000
Second Supplemental Purchase           -    March 29, 2004/April 27, 2004
     Agreement Warrants
Remaining Second Supplemental Units    -    September 22, 1999

7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Supplemental Purchase Agreement Warrants         -    Common Stock
Five-Year Warrants                               -    Common Stock
New Second Tranche Units                         -    Common Stock and Warrants
New Second Closing Units                         -    Common Stock and Warrants
Second Supplemental Purchase Agreement Warrants  -    Common Stock
Remaining Second Supplemental Units              -    Common Stock and Warrants

                                                             Page 68 of 85 Pages

                           Amount or Number of Shares
Supplemental Purchase Agreement      -    509,090 shares of Common Stock
     Warrants
Five-Year Warrants                   -    694,442 shares of Common Stock
New Second Tranche Units             -    40,000 shares of Common Stock and
                                          Warrants exercisable for 99,999 shares
                                          of Common Stock
New Second Closing Units             -    133,333 shares of Common Stock and
                                          Warrants exercisable for 333,333
                                          shares of Common Stock
Second Supplemental Purchase         -    152,778 shares of Common Stock
     Agreement Warrants
Remaining Second Supplemental Units  -    161,111 shares of Common Stock and
                                          Warrants exercisable for 402,777
                                          shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement      -    (2) (See explanation to Form 4 of NFP)
      Warrants
Five-Year Warrants                   -    (2) (See explanation to Form 4 of NFP)
New Second Tranche Units             -    (2) (See explanation to Form 4 of NFP)
New Second Closing Units             -    (2) (See explanation to Form 4 of NFP)
Second Supplemental Purchase         -    (1)(See explanation to Form 4 of NFP)
      Agreement Warrants
Remaining Second Supplemental Units  -    (3)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

Supplemental Purchase Agreement Warrants                     -        509,090
Five-Year Warrants                                           -        694,442
New Second Tranche Units                                     -         40,000
New Second Closing Units                                     -        133,333
Second Supplemental Purchase Agreement Warrants              -        152,778
Remaining Second Supplemental Units                          -        161,111


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

        Supplemental Purchase Agreement Warrants                   -      D

                                                             Page 69 of 85 Pages

        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 70 of 85 Pages

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

             Steinberg                 Thomas                   M.
      ------------------------ ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                                199 Aycrigg Avenue
      -----------------------------------------------------------------------
                                     (STREET)

           Passaic Park                  NJ                    07095
      ------------------------ ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 71 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         4/28/99


3.   Transaction Code:

     (Instr. 8)

     Code                 V

         P


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      3,214               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 72 of 85 Pages


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         69,753


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).




           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
New Second Tranche Units (See explanation to Form 4 of NFP)
New Second Closing Units (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:

Supplemental Purchase Agreement     -   $0.50 per share of Common Stock
     Warrants
Five-Year Warrants                  -   $1.00 per share of Common Stock
New Second Tranche Units            -   $0.75 per unit (consisting of 1 share of
                                        Common Stock and Warrants exercisable

                                                             Page 73 of 85 Pages

                                        for 2.5 shares of Common Stock at $0.75
                                        per share)
New Second Closing Units            -   $0.75 per unit (consisting of 1 share of
                                        Common Stock and Warrants exercisable
                                        for 2.5 shares of Common Stock at $0.75
                                        per share)
Second Supplemental Purchase        -   $0.72 per share of Common Stock
     Agreement Warrants
Remaining Second Supplemental       -   $0.72 per unit (consisting of 1 share of
     Units                              Common Stock and Warrants exercisable
                                        for 2.5 shares of Common Stock at $0.72
                                        per share)


3.   Transaction Date:

     (Month/Day/Year)

        Supplemental Purchase Agreement Warrants        -
        Five-Year Warrants                              -
        New Second Tranche Units                        -
        New Second Closing Units                        -
        Second Supplemental Purchase Agreement Warrants -      4/28/99
        Remaining Second Supplemental Units             -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Supplemental Purchase Agreement Warrants                  -
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

  (A) or (D)
        Supplemental Purchase Agreement Warrants                 -

                                                             Page 74 of 85 Pages


        Five-Year Warrants
        New Second Tranche Units
        New Second Closing Units
    A - Second Supplemental Purchase Agreement Warrants          -       8,036
    D - Remaining Second Supplemental Units                      -       3,214


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable
Supplemental Purchase Agreement          -    Currently
     Warrants
Five-Year Warrants                       -    Currently
New Second Tranche Units                 -    No later than August 31, 2000
New Second Closing Units                 -    No later than September 15, 2000
Second Supplemental Purchase Agreement   -    Currently
     Warrants
Remaining Second Supplemental Units      -    No later than September 22, 1999

                                 Expiration Date
Supplemental Purchase Agreement       -    Oct. 27, 2003 / Nov. 22, 2003 / Dec.
     Warrants                              21, 2003/Jan. 18, 2004
Five-Year Warrants                    -    June 14, 2003
New Second Tranche Units              -    August 31, 2000
New Second Closing Units              -    September 15, 2000
Second Supplemental Purchase          -    March 29, 2004/April 27, 2004
     Agreement Warrants
Remaining Second Supplemental Units   -    September 22, 1999


7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Supplemental Purchase Agreement Warrants        -    Common Stock
Five-Year Warrants                              -    Common Stock
New Second Tranche Units                        -    Common Stock and Warrants
New Second Closing Units                        -    Common Stock and Warrants
Second Supplemental Purchase Agreement Warrants -    Common Stock
Remaining Second Supplemental Units             -    Common Stock and Warrants

                                                             Page 75 of 85 Pages


                           Amount or Number of Shares
Supplemental Purchase Agreement           -    65,455 shares of Common Stock
     Warrants
Five-Year Warrants                        -    89,285 shares of Common Stock
New Second Tranche Units                  -    5,143 shares of Common Stock and
                                               Warrants exercisable for 12,858
                                               shares of Common Stock
New Second Closing Units                  -    17,143 shares of Common Stock and
                                               Warrants exercisable for 42,858
                                               shares of Common Stock
Second Supplemental Purchase              -    19,643 shares of Common Stock
     Agreement Warrants
Remaining Second Supplemental Units       -    20,715 shares of Common Stock and
                                               Warrants exercisable for 51,787
                                               shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

Supplemental Purchase Agreement    -    (2) (See explanation to Form 4 of NFP)
     Warrants
Five-Year Warrants                 -    (2) (See explanation to Form 4 of NFP)
New Second Tranche Units           -    (2) (See explanation to Form 4 of NFP)
New Second Closing Units           -    (2) (See explanation to Form 4 of NFP)
Second Supplemental Purchase       -    (1)(See explanation to Form 4 of NFP)
     Agreement Warrants
Remaining Second Supplemental      -    (3)(See explanation to Form 4 of NFP)
     Units

9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        Supplemental Purchase Agreement Warrants        -        65,455
        Five-Year Warrants                              -        89,285
        New Second Tranche Units                        -         5,143
        New Second Closing Units                        -        17,143
        Second Supplemental Purchase Agreement Warrants -        19,643
        Remaining Second Supplemental Units             -        20,715


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)

                                                             Page 76 of 85 Pages

        Supplemental Purchase Agreement Warrants                   -      D
        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 77 of 85 Pages

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 4/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Savage                   Robert                   H.
      ------------------------ ----------------------- ----------------------
              (LAST)                  (FIRST)                (MIDDLE)

                               5 Crooked Mile Road
      -----------------------------------------------------------------------
                                     (STREET)

             Westport                    CT                    06880
      ------------------------ ----------------------- ----------------------
              (CITY)                  (STATE)                  (ZIP)


2. Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         4/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 78 of 85 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         4/28/99


3.   Transaction Code:

     (Instr. 8)

     Code                 V

         P


4. Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       7,143               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 79 of 85 Pages


5. Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         96,825


6. Ownership Form: Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).




           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

Five-Year Warrants (See explanation to Form 4 of NFP)
New Second Tranche Units (See explanation to Form 4 of NFP)
New Second Closing Units (See explanation to Form 4 of NFP)
Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2. Conversion or Exercise Price of Derivative Security:

Five-Year Warrants           -  $1.00 per share of Common Stock
New Second Tranche Units     -  $0.75 per unit (consisting of 1 share of Common
                                Stock and Warrants exercisable for 2.5 shares of
                                Common Stock at $0.75 per share)
New Second Closing Units     -  $0.75 per unit (consisting of 1 share of Common

                                                             Page 80 of 85 Pages


                                Stock and Warrants exercisable for 2.5 shares of Common Stock at $0.75 per share)
Second Supplemental Purchase -  $0.72 per share of Common Stock
     Agreement Warrants
Remaining Second Supplemental -  $0.72 per unit (consisting of 1 share of Common
     Units Stock and Warrants exercisable for 2.5 shares of Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

        Five-Year Warrants                                 -
        New Second Tranche Units                           -
        New Second Closing Units                           -
        Second Supplemental Purchase Agreement Warrants    -      4/28/99
        Remaining Second Supplemental Units                -      4/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
        Second Supplemental Purchase Agreement Warrants           -   P
        Remaining Second Supplemental Units                       -   X


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
           Five-Year Warrants
           New Second Tranche Units
           New Second Closing Units
      A -  Second Supplemental Purchase Agreement Warrants    -      17,857
      D -  Remaining Second Supplemental Units                -       7,143

                                                             Page 81 of 85 Pages


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable
Five-Year Warrants                         -    Currently
New Second Tranche Units                   -    No later than August 31, 2000
New Second Closing Units                   -    No later than September 15, 2000
Second Supplemental Purchase Agreement     -    Currently
     Warrants
Remaining Second Supplemental Units        -    No later than September 22, 1999

                                 Expiration Date
Five-Year Warrants                         -    June 14, 2003
New Second Tranche Units                   -    August 31, 2000
New Second Closing Units                   -    September 15, 2000
Second Supplemental Purchase Agreement     -    March 29, 2004/April 27, 2004
     Warrants
Remaining Second Supplemental Units        -    September 22, 1999


7. Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title
Five-Year Warrants                         -    Common Stock
New Second Tranche Units                   -    Common Stock and Warrants
New Second Closing Units                   -    Common Stock and Warrants
Second Supplemental Purchase Agreement     -    Common Stock
     Warrants
Remaining Second Supplemental Units        -    Common Stock and Warrants

                           Amount or Number of Shares
Five-Year Warrants              -    198,412 shares of Common Stock
New Second Tranche Units        -    11,429 shares of Common Stock and Warrants
                                     exercisable for 28,572 shares of Common
                                     Stock
New Second Closing Units        -    38,095 shares of Common Stock and Warrants
                                     exercisable for 95,238 shares of Common
                                     Stock
Second Supplemental Purchase    -    43,651 shares of Common Stock
     Agreement Warrants
Remaining Second Supplemental   -    46,032 shares of Common Stock
     Units

                                                             Page 82 of 85 Pages


                                     and Warrants exercisable for 115,079 shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

Five-Year Warrants                   -    (2) (See explanation to Form 4 of NFP)
New Second Tranche Units             -    (2) (See explanation to Form 4 of NFP)
New Second Closing Units             -    (2) (See explanation to Form 4 of NFP)
Second Supplemental Purchase         -    (1)(See explanation to Form 4 of NFP)
     Agreement Warrants
Remaining Second Supplemental Units  -    (3)(See explanation to Form 4 of NFP)


9. Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

        Five-Year Warrants                               -       198,412
        New Second Tranche Units                         -        11,429
        New Second Closing Units                         -        38,095
        Second Supplemental Purchase Agreement Warrants  -        43,651
        Remaining Second Supplemental Units              -        46,032


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

     (Instr. 4)


        Five-Year Warrants                                         -      D
        New Second Tranche Units                                   -      D
        New Second Closing Units                                   -      D
        Second Supplemental Purchase Agreement Warrants            -      D
        Remaining Second Supplemental Units                        -      D

                                                             Page 83 of 85 Pages


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 84 of 85 Pages


                                    SIGNATURE



         WITNESS, the signatures of the undersigned this 10th day of May, 1999.


                                       NF PARTNERS, LLC

                                       By /s/ Andrew H. Tisch
                                       -----------------------------------
                                       Andrew H. Tisch, Manager


                                       JMC INVESTMENTS LLC

                                       By /s/ John Capozzi
                                       -----------------------------------
                                       John Capozzi, Manager


                                       RAVITCH RICE & COMPANY LLC

                                       By /s/ Donald S. Rice
                                       -----------------------------------
                                       Donald S. Rice, Managing Director


                                       /s/ Barry L. Bloom
                                       -----------------------------------
                                       Barry L. Bloom


                                       /s/ Robyn Samuels
                                       -----------------------------------
                                       Robyn Samuels


                                       /s Paul A. Downey
                                       -----------------------------------
                                       Paul A. Downey

                                                             Page 85 of 85 Pages



                                       /s/ Robert N. Downey
                                       -----------------------------------
                                       Robert N. Downey


                                       /s/ Thomas M. Steinberg
                                       -----------------------------------
                                       Thomas M. Steinberg


                                       /s Andrew H. Tisch
                                       -----------------------------------
                                       Andrew H. Tisch


                                       /s/ John Capozzi
                                       -----------------------------------
                                       John Capozzi


                                       /s/ Robert H. Savage
                                       -----------------------------------
                                       Robert H. Savage